May 20, 1994



Mr. Joseph Byrum
4272 Bit & Spur Road
Mobile, Alabama  36608

Via Hand Delivery

Dear Joe:

This confirms the terms of the agreement which you and I have reached concerning your employment status following numerous discussions over the past two months or more.

This letter, together with the Offer/Agreement and Waiver of Rights contained herein, represents a proposed employment and benefits package covering your status with Morrison Restaurants Inc. (the "Company"). Upon your acceptance, both of us will acknowledge our agreement with the terms and conditions specified in the Offer/ Agreement (the "Offer/Agreement") and Waiver of Rights (the "Waiver") set forth in this letter (the Offer/Agreement and Waiver collectively referred to herein as the "Agreement").

In consideration of the terms and conditions contained in this Agreement, you and the Company agree as follows:


                        OFFER/AGREEMENT

This Offer/Agreement constitutes an offer to you by the Company, its affiliates and subsidiaries. It is important that you read and understand the terms of this Offer/Agreement in full and that if you decide to sign it, that you do so knowingly and voluntarily. To enable you to do that, we suggest that you consult with an attorney about this Offer/Agreement and your rights before signing it. You will not, however, waive or give up any rights or claims you may have against the Company that may arise after the date that you sign this Offer/Agreement.

The Company's offer that is described in this Offer/Agreement will remain open and effective for twenty-one (21) days from May 20, 1994, the "Effective Date" of the Offer/Agreement. You have ample time to elect to accept or reject this offer within that time period. If you decide to sign the Offer/Agreement and waive your rights against the Company, you will have seven (7) days following the signing and return of the signed Offer/ Agreement to change your mind and revoke the Offer/Agreement. In other words, the Offer/Agreement will not be in effect until seven (7) days have passed following your signing.


                         CONSIDERATION

In consideration of the terms and conditions contained in this Offer/Agreement, you and the Company agree as follows:

A.   General Severance Factors

     1. You are aware that the Company is trying to locate a purchaser for the Business and Industry (Education) assets of the Morrison Hospitality Group ("B&I"). Accordingly, this Offer/Agreement is conditioned on your positive participation, efforts and role in: (i) a smooth transition to the purchaser, (ii) continuing to motivate employees of B&I, (iii) acting as a positive influence and positive force on the B&I team, and
     (iv) continuing to generate earnings in accordance with your B&I strategic and financial plan (all such factors hereinafter collectively referred to as the "Smooth Transition"). The Offer/Agreement is voidable by the Company upon your failure to carry out your responsibilities for the Smooth Transition.

     2. You will remain on the Company's payroll and in the event your status as a management employee of the Company is involuntarily terminated by the Company at any time within twelve (12) months from the date of this letter, then the Company will continue to employ you and to pay your then current base salary from the date of termination of that status for twelve (12) months, payable bi-weekly, plus a prorated bonus to the date of the involuntary termination of your status as a management employee, provided your strategic and financial plan earnings for B&I have been met through the date of involuntary termination. The 1-year guarantee of base salary and prorated bonus are hereinafter referred to as the "1-Year Compensation Guarantee". No 1-Year Compensation Guarantee will be paid if you remain a management employee of the Company for the twelve (12) months following the date of this letter. You will not be eligible for any future bonuses other than the bonus referenced in this Section 2.


     3. Following the later of the end of either continuation of your employment status as a management employee of the Company covering the twelve (12) months from the date of this letter or the period of the 1-Year Compensation Guarantee, you will remain employed by the Company to age 55 (the "Bridge Period"), with an annual salary during the Bridge Period, payable bi-weekly, being paid to you equal to the annual retirement payment amount which you would receive based on the retirement option you will be eligible for at age 55. In consideration of said salary, you shall provide consulting or other mutually agreed upon services during the Bridge Period. You will notify us 90 days before commencement of the Bridge Period of the retirement option that you will select at age 55, and the retirement option selected will not be changed. Your retirement plan calculations will be based on the Executive Supplemental Pension Plan (the "ESP") formula and will be determined by your current base salary as of the commencement of the Bridge Period.

     4. Except as otherwise provided in this Paragraph 4, as an employee of the Company during the Bridge Period, you will be entitled to group medical, life and disability benefits which are made available from time to time to similarly situated employees. Also, since you will continue to be an employee to age 55, you will be entitled to any medical insurance benefits at age 55 which similarly situated employees are then entitled to who retire or terminate employment at that age.

     Effective as of the day immediately prior to the commencement of the Bridge Period (the "Conversion Date"), your participation in the Morrison Restaurants Inc. Executive Life Insurance Plan (the "ELIP") will cease; provided, however, that the terms of the Split Dollar Agreement, dated as of January 1, 1994, between you and the Company (the "Split Dollar Agreement"), are hereby modified effective as of the day immediately following the Conversion Date, as follows: (1) notwithstanding existing Sections III and and Section IV of the Split Dollar Agreement, premium payments and bonus payments by the Company shall continue during the Bridge Period notwithstanding the cessation of your participation in the ELIP; (2) notwithstanding existing Section VI of the Split Dollar Agreement, the death benefit payable to your designated beneficiary shall be four times your annual salary earned during the Bridge Period, rounded to the next highest $1,000 and reduced by any death benefit payable under any Company-provided group term life insurance coverage; and (3) notwithstanding existing Section VII of the Split Dollar Agreement, the Split Dollar Agreement, as so modified, shall terminate on the last day of the Bridge Period. As of the day immediately following the Conversion Date, the provisions of the Split Dollar Agreement not specifically modified hereby shall be construed by the parties in a manner consistent with the intent reflected by the foregoing modifications.

     5. Your employee's share of medical insurance premium payments due the Company will be deducted from your bi-weekly salary.

     6.  Your Fiscal 1994 bonus will be based on actual.

     7. You have the option of either returning to the Company or purchasing any Company automobile driven by you. If you elect to purchase, you may do so at the Hospitality Group's net book value as of the date that you cease management employee status.

     8. All of your Stock Options which by the terms of their plan documents would otherwise expire upon a termination or change of your employment status with the Company will remain exercisable as you will remain an employee of the Company through the expiration of the Bridge Period and may be exercised when such Stock Options become exercisable under the terms of their plans. See Exhibit A for a listing of your stock options. Stock Options not exercised by their expiration date under the terms of their respective plans will automatically terminate. You will be subject to exercising the Stock Options as an employee of the Company and will be still fully subject to all the terms and conditions of such plans which are not in conflict with the exercise privilege extended to you under this Agreement. You will not be eligible for any stock options other than those listed on Exhibit A.

     9. In return for the consideration paid you pursuant to the terms of this Offer/Agreement, you will sign a non-competition agreement in which you will recognize and agree: (i) that you have established significant contacts and personal relationships dealing with the goodwill of the Company in the geographical area served by the B&I business being sold and the Company's health care business, and (ii) that you would develop numerous new contacts with potential B&I and health care customers and potential contracts in the future. Therefore, you will agree that for a period of three (3) years from the Effective Date of this Offer/Agreement you will not, in the continental United States, compete with the Company, its successors and assigns, in the health care field. Additionally, you will also agree as a covenant and condition running in favor of the Company and any third party purchaser of B&I that for a period of three (3) years from the Effective Date of this Offer/Agreement you will not compete with such third party purchaser in the B&I field.

     10. Following termination of your employment status with the Company, we agree to provide you with information covering your health insurance entitlements under COBRA and other employee benefits at termination. You will hear directly from the appropriate Company Benefits/Insurance Plan Administrator, explaining these matters at that time.

     11. All compensation payments to you will be subject to applicable payroll deductions.

     12. The Company acknowledges that you shall be indemnified by the Company against expenses, judgments, fines and amounts paid in settlement incurred in connection with threatened, pending or completed actions, suits or proceedings regarding the services you have rendered or may render as an employee of the Company, but only to the extent indemnification would be permitted by the indemnification provisions of
     Article XII of the By-Laws of the Company, as the same may be amended from time to time hereafter.

B.   Divestiture Incentive Program

     1. In further consideration of your remaining with the Company and assisting the Company in effecting a closing of a transaction with a third party to purchase the assets of B&I and your participation, role and efforts in a Smooth Transition through the closing of the sale, the Company will pay you a commission as described in the chart set forth below on a sale by the Company of the B&I assets occurring on or before September 30, 1994. If the Company's net pre-tax sales price, including the full effect or charge due to cancellation and cessation of the grocery retail food service business, is:

          At least $75 million          Commission of $100,000
          but less than $80 million

          At least $80 million          Commission of $200,000
          but less than $85 million

          At least $85 million          Commission of $300,000
          but less than $90 million

          At least $90 million          Commission of $400,000
          but less than $95 million

          At least $95 million          Commission of $500,000


     The "net pre-tax sales price", is defined as the gross amount of the purchase price of the B&I assets in the purchase contract, less the full effect or charge due to cancellation and cessation of the grocery retail food service business, and costs of the sale (including, but not limited to, legal, accounting, investment brokers, and Company employee severance packages).

     2. Any commissions earned by you on this transaction will be paid by a setoff by the Company of the last installments of your purchase of the Morrison-Crothall stock described below.

C.  Morrison-Crothall Sale

     1. In accordance with, and subject to, the more detailed terms and conditions of a definitive acquisition agreement between you, the Company and appropriate representatives of Crothall, the Company, upon the written approval of the appropriate representatives of Crothall, will sell you its interest in Morrison-Crothall stock for $400,000 (the "Crothall Purchase Price"). The Morrison-Crothall stock sale would be scheduled to close as soon as possible, but in no event no later than the end of the Company's Fiscal 1994. The Crothall Purchase Price shall accrue interest at the annual rate of 8%, beginning at the date of closing of such sale. Payment of the Crothall Purchase Price, and interest thereon, shall be delayed until a date one year following the closing date of such sale at which time you shall, 1) pay all interest accrued during the prior year on the outstanding principal ($32,000), and 2) beginning at the end of each quarter thereafter until paid in full, make equal quarterly payments of $50,000 ($200,000 annually), plus interest thereon as stated above. The Crothall Purchase Price and all notes and accounts receivables due the Company from Crothall will be evidenced by a promissory note executed by you. Such promissory note will be credited with any payments made by Crothall of notes and accounts receivables outstanding which are applicable to your promissory note. A definitive agreement will be entered into reflecting this arrangement, together with such other terms reasonably necessary to cause the Company to be relieved of any liability including, but not limited to, liability created by performance or other bonds and letters of credit given by Morrison for the benefit of Morrison-Crothall, with respect to its relationship with Morrison-Crothall. If you fail to timely make any payment due under your promissory note, you will undertake a cashless exercise of all options for Company stock granted during your term of employment as they first become exercisable in such amounts necessary to make such past due payments and, you further agree that any pre-tax cash resulting from a cashless exercise of those options will be applied to the past due sums under your promissory note. In addition, the Crothall Purchase Price and promissory note executed by you will be secured and guaranteed with 11,147 shares of Company stock which you and/or your spouse own, evidenced with an appropriate Stock Pledge/Guaranty & Collateral Assignment. You represent to the Company that the number of shares set forth above is all Company stock which you and/or your spouse own and which is not otherwise incumbered as of the date of this Offer/Agreement.


D.  General

     1. Aside from the amounts to which you are entitled under the terms of this Offer/Agreement, you acknowledge that you have received any and all compensation and remuneration of any kind and character, including, but not limited to, salary, bonuses, vacation, stock options and severance pay, which you may be entitled to receive from the Company at any time now or in the future. Specifically, this Offer/Agreement is in lieu of any severance pay.

     2. There are no other promises, agreements or understandings between you and the Company, and it is the intent of this Offer/Agreement that it embody any and all promises, agreements and understandings between yourself and the Company. No changes or modifications may be made in the terms stated in this Offer/Agreement unless made in writing and signed by yourself and an authorized representative of the Company. This Offer/Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors and assigns.

     3. If you decide to accept the Company's offer under this Offer/Agreement, please sign within twenty-one (21) days and return the Agreement and the Waiver to me, the undersigned Company Representative. By signing this Agreement on behalf of the Company, I am indicating the Company's intent to make you this offer and to be bound by its offer. If there are any questions which need clarification, please let me know immediately in order that we can discuss and resolve them.

     4. The Company's offer under this Offer/Agreement will be left open until June 10, 1994. If you have not executed this Offer/Agreement on or before the close of business on June 10, 1994, then the Company's offer is withdrawn.

     5. It is understood and agreed that if any provision or part of this Offer/Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Offer/Agreement shall remain fully valid and enforceable.

Please let me know if you have any further questions.

Sincerely,

/s/ Samuel E. Beall, III
S. E. Beall, III
President and Chief Executive
Officer


Offer/Settlement acknowledged and accepted:


                          /s/ Joseph Byrum
                         Joseph Byrum
                         Date Signed:  May 23, 1994

                       WAIVER OF RIGHTS


     I, Joseph Byrum, knowingly and voluntarily, agree to waive, settle, release and discharge Morrison Restaurants Inc. (the "Company") from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys' fees which I have against the Company, its subsidiaries, and affiliates, and the officers, directors, employees and agents of each of them arising out of or relating to my employment with the Company or the change in status relating to my employment with the Company under the terms of the Offer/Agreement executed by myself and containing an Effective Date of May 20, 1994. I understand this Waiver of Rights includes any claims I may have arising under any Federal, state or local laws, ordinances or regulations pertaining to discrimination on the basis of sex, race, color, religion, creed, national origin, age or handicap status and particularly any rights I may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 and 1991, or relating to my employment with the Company or termination of my employment with the Company under terms of the Offer/Agreement executed by myself and containing an Effective Date of May 20, 1994.

     I acknowledge and understand that I waive my right to file suit for any claim I may have under the laws and the statutes named in the paragraph above. I further waive my right to claim or receive damages as a result of any charge of discrimination which may be filed by me or anyone acting on my behalf.

     I UNDERSTAND, ACKNOWLEDGE AND AGREE TO THE TERMS OF THIS AGREEMENT, THIS 23rd DAY OF May, 1994.



                              /s/ Joseph Byrum
                              Joseph Byrum